As filed with the U.S. Securities and Exchange Commission on March 10, 2016
Registration No. 333-207336

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-1
ON
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SHAKE SHACK INC.
(Exact name of registrant as specified in its charter)

Delaware	47-1941186
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

24 Union Square East, 5th Floor
New York, NY 10003
Telephone: (646) 747-7200
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Ronald Palmese, Jr., Esq.
Vice President, General Counsel and Secretary
24 Union Square East, 5th Floor
New York, NY 10003
Telephone: (646) 747-7241
(Address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Stuart Bressman, Esq. Robert A. Cantone, Esq. Proskauer Rose LLP Eleven Times Square New York, New York 10036 Tel (212) 969-3000 Fax (212) 969-2900

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective on filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one): ☐

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☑	(Do not check if a smaller reporting company)	Smaller reporting company	☐

This Post-Effective Amendment to the Form S-1 Registration Statement on Form S-3 shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(c), as amended, may determine.

EXPLANATORY NOTE
On October 8, 2015, the registrant filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-1 (No. 333-207336), which was amended by Pre-Effective Amendment No. 1, filed November 9, 2015, and declared effective by the SEC on November 12, 2015 (as amended, the “Form S-1”). The Form S-1 was filed to register the resale from time to time by the selling stockholders identified therein of shares of the Company’s Class A common stock, par value $0.001 per share.
This Post-Effective Amendment No. 1 to Form S-1 on Form S-3 is being filed to convert Form S-1 into a Registration Statement on Form S-3, and contains an updated prospectus relating to the offering and sale of the shares of Class A common stock that were registered for resale on the Form S-1.
All applicable registration and filing fees were paid by the registrant in connection with filing the Form S-1.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or country where the offer or sale is not permitted.

Subject to Completion, Dated March 10, 2016
PROSPECTUS
UP TO 23,944,334 SHARES

Class A Common Stock

This prospectus relates to the offer and sale from time to time by the selling stockholders identified in this prospectus of up to an aggregate of 23,944,334 shares of Class A common stock, par value $0.001 per share, of Shake Shack Inc. (the "Company"). Out of the 23,944,334 shares of Class A common stock that our selling stockholders may offer and sell, (i) 7,949,460 shares of Class A common stock previously were issued to certain of our stockholders and (ii) the remaining 15,994,874 shares of Class A common stock will be issued by us from time to time to certain of our stockholders who are also holders of LLC Interests (as defined herein) upon the redemption by such stockholders of an equivalent number of LLC Interests (and the surrender and cancellation of an equivalent number of shares of Class B common stock, par value $0.001 per share, of the Company).

The shares of Class A common stock offered hereby may be offered or sold by our selling stockholders through one or more underwriters, broker-dealers or agents. If the shares of Class A common stock are sold through underwriters, broker-dealers or agents, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of Class A common stock may be sold in one or more transactions, which may involve crosses or block transactions, at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. See “Plan of Distribution” for more information regarding sales of shares of Class A common stock by the selling stockholders pursuant to this prospectus, including a list of the financial institutions that may act as underwriters in offerings pursuant to this prospectus.

We are not selling any shares of Class A common stock under this prospectus, and we will not receive any of the proceeds from the offer and sale of shares of our Class A common stock by the selling stockholders.

This prospectus describes the general manner in which shares of Class A common stock may be offered and sold by any selling stockholder. When the selling stockholders sell shares of Class A common stock under this prospectus, we may, if necessary and required by law, provide a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement may add to, update, modify or replace information contained in this prospectus. We urge you to read carefully this prospectus, any accompanying prospectus supplement and any documents we incorporate by reference into this prospectus and any accompanying prospectus supplement before you make your investment decision.

Our Class A common stock is listed on the New York Stock Exchange under the symbol "SHAK." We have two classes of common stock: Class A common stock and Class B common stock. Each share of Class A common stock and Class B common stock entitles its holder to one vote on all matters presented to our stockholders generally. All of our Class B common stock is held by the Continuing SSE Equity Owners (as defined herein) on a one-to-one basis with the number of LLC Interests of SSE Holdings they own. See "Glossary" and "Prospectus Summary."

The last reported sale price of our Class A common stock on March 10, 2016 was $35.02 per share.

We are an "emerging growth company" as defined in Section 2(a) of the Securities Act of 1933, as amended, and are subject to reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Investing in our Class A common stock involves risks. See "Risk Factors" beginning on page 4 of this prospectus and "Risk Factors" in our 2014 10-K (as defined herein), which is incorporated by reference herein, as well as in any other subsequently filed annual, quarterly or current reports.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March , 2016.

You should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement or in any free writing prospectus we may authorize to be delivered or made available to you. We have not and the selling stockholders have not authorized anyone to provide you with different information. The selling stockholders are offering to sell, and seeking offers to buy, shares of our Class A common stock only in jurisdictions where offers and sales are permitted. The information contained or incorporated by reference in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our Class A common stock.
For investors outside the United States: We have not and the selling stockholders have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of Class A common stock and the distribution of this prospectus outside the United States.

i

ABOUT THIS PROSPECTUS

This prospectus is a part of a resale registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration or continuous offering process. Under this shelf process, the selling stockholders may, from time to time, offer and sell the shares of Class A common stock covered by this prospectus. Additionally, under the shelf process, in certain circumstances, we may provide a prospectus supplement that will contain certain specific information about the terms of a particular offering by one or more of the selling stockholders. We may also provide a prospectus supplement to add information to, or update or change information contained in this prospectus, any accompanying prospectus supplement. This prospectus incorporates by reference important information. You should carefully read this prospectus and the information incorporated by reference before deciding to invest in shares of our Class A common stock. You may obtain this information without charge by following the instructions under “Where You Can Find More Information” appearing elsewhere in this prospectus.

As used in this prospectus, unless the context otherwise requires:

▪
“we,” “us,” “our,” the “Company,” “Shake Shack” and similar references refer to Shake Shack Inc., and, unless otherwise stated, all of its subsidiaries, including SSE Holdings, LLC, which we refer to as “SSE Holdings,” and, unless otherwise stated, all of its subsidiaries. We are a holding company and the sole managing member of SSE Holdings, and our principal asset is our interest in SSE Holdings.

▪	“Original SSE Equity Owners” refers to the owners of SSE Holdings prior to our IPO (as defined below), including the members of the Voting Group (as defined below).

▪
“Continuing SSE Equity Owners” refers to those Original SSE Equity Owners (including USHG (as defined below), Daniel Meyer (including a trust affiliate) and GT (as defined below), certain affiliates of LGP (as defined below), certain affiliates of SEG (as defined below) and certain of our executive officers) that continue to own LLC Interests (as defined below) as of the date of this prospectus and who may redeem their remaining LLC Interests for shares of our Class A common stock.

▪
“Former SSE Equity Owners” refers to those (i) Original SSE Equity Owners who previously redeemed all or a portion of their LLC Interests for shares of our Class A common stock and (ii) affiliates of former members of SSE Holdings, which, immediately after our IPO, we issued shares of our Class A common stock to as merger consideration upon the acquisition by way of merger of these affiliates that were owned by such former members.

▪	"IPO" refers to the Company's IPO, which closed on February 4, 2015, of 5,750,000 shares of our Class A common stock at a public offering price of $21.00 per share.

▪	“LLC Interests” refers to the single class of common membership interests of SSE Holdings.

▪
"selling stockholders" refers to the existing stockholders who may offer or sell shares of Class A common stock pursuant to this prospectus, as identified in "Selling Stockholders," comprised of (i) the Continuing SSE Equity Owners who prior to the consummation of any offering or sale will redeem their LLC Interests for shares of Class A common stock as described in the "Prospectus Summary— The Offering", (ii) the Former SSE Equity Owners, and (iii) any stockholders who received shares of Class A common stock as a result of the Reorganization of USC.

▪	“USHG” refers to Union Square Hospitality Group, LLC.

▪
“Voting Group” refers collectively to (i) Daniel Meyer (including a trust affiliate), (ii) Gramercy Tavern Corp., which is controlled by Mr. Meyer, which we refer to as “GT,” (iii) USHG, which, together with Mr. Meyer and GT, we refer to collectively as the “Meyer Group,” (iv) certain affiliates of Leonard Green & Partners, L.P., which we refer to as “LGP,” (v) certain affiliates of Select Equity Group, which we refer to as “SEG,” and (vi) certain other Original SSE Equity Owners who are parties to the Stockholders Agreement, as amended, as described in “Certain Relationships and Related Party Transactions, and Director Independence—Stockholders Agreement” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on March 27, 2015, incorporated by reference herein (the "2014 10-K"). The Voting Group holds Class A common stock and Class B common stock representing in the aggregate a majority of the combined voting power of our common stock.

ii

TRADEMARKS
This prospectus and the documents incorporated by reference herein include our trademarks, trade names and service marks, such as “Shake Shack®,” “ShackBurger®,” “®,” “” “Shack-Cago Dog®,” “SmokeShack®,” “ShackMeister®,” “Shack20®,” “Pooch-ini®” and “Stand for Something Good®,” which are protected under applicable intellectual property laws and are our property. This prospectus and the documents incorporated by reference herein also contain trademarks, trade names and service marks of other companies, which are the property of their respective owners. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus and the documents incorporated by reference herein may appear without the ®, ™ or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, trade names and service marks. We do not intend our use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

iii

PROSPECTUS SUMMARY
This summary highlights selected information contained elsewhere, or incorporated by reference, in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our Class A common stock. You carefully should read the entire prospectus, any accompanying prospectus supplement and any related free writing prospectus, including the risks of investing in our securities discussed under the heading "Risk Factors" contained herein and in any accompanying prospectus supplement and any related free writing prospectus, and under a similar heading in other documents that are incorporated by reference into this prospectus. You also should carefully read the information incorporated by reference into this prospectus, including our financial statements and the exhibits to the registration statement of which this prospectus is a part.
OVERVIEW OF SHAKE SHACK
Shake Shack is a modern day "roadside" burger stand serving a classic American menu of premium burgers, hot dogs, crinkle-cut fries, shakes, frozen custard, beer and wine. Our mission is to Stand for Something Good® in all aspects of our business—from the premium ingredients we source and the exceptional team we hire, to our environmentally responsible designs and deep community investment. Guided by the principles of Danny Meyer's "Enlightened Hospitality," we believe our unique Shake Shack culture creates a differentiated experience for our customers, which we refer to as guests, across all demographics at each of our Shacks around the world. Since the original Shack opened in 2004 in New York City's Madison Square Park, we have opened multiple locations in 13 states and the District of Columbia, as well as international locations including in London, Istanbul, Dubai, Moscow, Tokyo and more. Currently, there are 86 Shacks in operation, system-wide, of which 45 are domestic company-operated Shacks, five are domestic licensed Shacks and 36 are international licensed Shacks.
OUR CORPORATE INFORMATION
Shake Shack Inc. was incorporated as a Delaware corporation on September 23, 2014. Our corporate headquarters are located at 24 Union Square East, 5th Floor, New York, NY 10003. Our telephone number is (646) 747-7200. Our principal website address is www.shakeshack.com. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.
IMPLICATIONS OF BEING AN EMERGING GROWTH COMPANY
As a company with less than $1.0 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include:

▪	we are required to have only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations disclosure;

▪
we are not required to engage an independent registered public accounting firm to report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”);

▪
we are not required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board (the “PCAOB”) regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

▪	we are not required to submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay,” “say-on-frequency” and “say-on-golden parachutes;” and

▪
we are not required to disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

We have elected to take advantage of certain of these provisions, and we may continue to do so until the last day of our fiscal year following the fifth anniversary of the completion of our IPO or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.0 billion in annual revenue, have more than $700 million in market value of our Class A common stock held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period. We have chosen to take advantage of some but not all of these reduced burdens. We have elected to adopt the reduced disclosure with respect to financial statements and the related Management’s Discussion and Analysis of Financial Condition and Results of Operations disclosure incorporated by reference herein. As a result of this election, the information that we provide to our stockholders may be different from that disclosed by other public companies in which you hold equity.
The JOBS Act permits an emerging growth company like us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have chosen to “opt out” of this provision and, as a result, we will comply with new or revised accounting standards as required when they are adopted. This decision to opt out of the extended transition period is irrevocable.

THE OFFERING

Class A common stock outstanding immediately prior to the offering of Class A common stock for resale by the selling stockholders	20,260,181 shares

Class B common stock outstanding immediately prior to the offering of Class A common stock for resale by the selling stockholders	15,994,874 shares

Class A common stock that may sold by the selling stockholders to the public	Up to 23,944,334 shares(1)

Class A common stock to be outstanding immediately after the sale of Class A common stock by the selling stockholders to the public	36,255,055 shares(2)

Class B common stock to be outstanding immediately after the sale of all Class A common stock by the selling stockholders to the public	None(2)

Use of Proceeds	We will not receive any proceeds from the sale of shares offered hereby

Risk Factors	Investing in our common stock involves a high degree of risk. See "Risk Factors" below

NYSE Market Symbol	"SHAK"
References in this section to shares of our Class A common stock to be offered and outstanding immediately after the sale of Class A common stock by the selling stockholders hereby exclude 5,865,522 shares of Class A common stock reserved for issuance under our 2015 Incentive Award Plan, including 2,574,981 shares of Class A common stock reserved for outstanding stock options as of December 30, 2015.

(1)
Consists of an aggregate of (i) 7,949,460 shares of Class A common stock that previously were issued to certain of our stockholders, and (ii) 15,994,874 shares of Class A common stock issuable by us to certain of our stockholders upon the redemption by the Continuing SSE Equity Owners of an equivalent number of LLC Interests.

As described in (ii) above, the Continuing SSE Equity Owners, from time to time, may require SSE Holdings to redeem all or a portion of their LLC Interests for newly-issued shares of Class A common stock contributed by Shake Shack on a one-for-one basis. Shake Shack may, at its election, instead settle a redemption request by making a cash payment in accordance with the terms of the SSE Holdings LLC Agreement. In the event of cash settlement, we would issue new shares of Class A common stock and use the proceeds from the sale of these newly-issued shares of Class A common stock to fund the cash settlement, which, in effect, limits the amount of the cash payment to the redeeming member.
We have implemented the procedures set forth in the SSE Holdings LLC Agreement pursuant to which such holders will redeem, on a one-for-one basis, their LLC Interests for newly-issued shares of Class A common stock that will be sold. Each of the currently outstanding LLC Interests described above is paired with one share of our Class B Common Stock that will be surrendered and cancelled in connection with redemption of such LLC Interests and the issuance of an equivalent number of shares of Class A Common Stock.
Shake Shack may, at its election, effect direct exchanges of LLC Interests with the Continuing SSE Equity Owners, rather than a redemption of LLC Interests by SSE Holdings, for either shares of Class A common stock or a cash payment.

When Continuing SSE Equity Owners redeem, or exchange, LLC Interests for shares of Class A common stock, Shake Shack receives an equivalent amount of LLC Interests, increasing its total ownership interest in SSE Holdings. See "Certain Relationships and Related Transactions, and Director Independence—SSE Holdings LLC Agreement—LLC Interest Redemption Right" in our 2014 10-K.

(2)
The number of shares of Class A common stock to be outstanding after the sale of Class A common stock by the selling stockholders assumes redemptions, or exchanges, by selling stockholders of all outstanding LLC Interests (and the surrender and cancellation by such selling stockholders of an equivalent number of shares of Class B common stock).

RISK FACTORS
You should carefully consider the risks described below, together with all of the other information included or incorporated by reference in this prospectus, before making an investment decision. In particular, you should consider the matters discussed under "Risk Factors" in our 2014 10-K incorporated by reference herein, as well as other risk factors described under "Risk Factors" in any prospectus supplement and under a similar heading in other documents that are incorporated by reference in this prospectus. Our business, financial condition and results of operations could be materially and adversely affected by any of these risks or uncertainties. The risks and uncertainties described or incorporated by reference in this prospectus are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of those risks actually occur, our business, financial condition and results of operations may be adversely affected. In that case, the trading price of our Class A common stock could decline, and you may lose all or part of your investment. The risks discussed or incorporated by reference in this prospectus also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements” in this prospectus.
The market price of our common stock has been and may continue to be volatile or may decline regardless of our operating performance.
The market price for our common stock has been and may continue to be volatile. In addition, the market price of our common stock may fluctuate significantly in response to a number of factors, most of which we cannot control, including:

▪	low same-Shack sales growth compared to market expectations;

▪	delays in the planned openings of new Shacks;

▪	temporary or prolonged Shack closures;

▪	quarterly variations in our operating results compared to market expectations;

▪	changes in preferences of our guests;

▪	adverse publicity about us, the industries we participate in or individual scandals;

▪	announcements of new offerings or significant price reductions by us or our competitors;

▪	stock price performance of our competitors;

▪	substantial future sales of our Class A common stock;

▪	changes in the price and availability of food commodities, particularly beef and dairy;

▪	fluctuations in stock market prices and volumes;

▪	actions by competitors;

▪	changes in senior management or key personnel;

▪	changes in financial estimates by securities analysts;

▪	the market’s reaction to our reduced disclosure as a result of being an “emerging growth company” under the JOBS Act;

▪	negative earnings or other announcements by us or other restaurant companies;

▪	downgrades in our credit ratings or the credit ratings of our competitors;

▪	incurrence of indebtedness or issuances of capital stock;

▪	global economic, legal and regulatory factors unrelated to our performance; and

▪	the other factors listed in the "Risk Factors" section of our 2014 10-K or under a similar heading in other documents incorporated by reference in this prospectus.
Volatility in the market price of our common stock may cause investors to suffer a loss on their investment.
In addition, stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies in our industry. In the past, stockholders have instituted securities class action litigation following periods of market volatility. If we were involved in securities litigation, we could incur substantial costs and our resources and the attention of management could be diverted from our business.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference herein contain forward-looking statements. All statements other than statements of historical facts contained or incorporated by reference in this prospectus may be forward-looking statements. Statements regarding our future results of operations and financial position, business strategy, outlook and plans and objectives of management for future operations, including, among others, statements regarding expected new Shack openings, expected same-Shack sales growth, future capital expenditures and debt service obligations, are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions.
Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. We believe that these factors include, but are not limited to, the following:

▪	our inability to successfully identify and secure appropriate sites and timely develop and expand our operations;

▪	our inability to protect our brand and reputation;

▪	our failure to prevent food safety and food-borne illness incidents;

▪	shortages or interruptions in the supply or delivery of food products;

▪	our inability to maintain our international supply chain;

▪	our dependence on a small number of suppliers and a single distribution company for the majority of our domestic distribution needs;

▪	our inability to protect against security breaches of confidential guest information;

▪	competition from other restaurants;

▪	changes in consumer tastes and nutritional and dietary trends;

▪	our inability to manage our growth;

▪	our inability to open profitable Shacks;

▪	our failure to generate projected same-Shack sales growth;

▪	our inability to maintain sufficient levels of cash flow, or access to capital, to meet growth expectations;

▪	our dependence on long-term non-cancelable leases;

▪	our failure to meet the operational and financial performance guidance we provide to the public;

▪	our dependence on key members of our executive management team;

▪	our inability to identify qualified individuals for our workforce;

▪	labor relations difficulties;

▪	our vulnerability to increased food commodity and energy costs;

▪	our vulnerability to health care costs and labor costs;

▪	our vulnerability to global financial market conditions, including the continuing effects from the recent recession;

▪	our sale of alcoholic beverages;

▪	our dependence on a limited number of licensees;

▪	our inability to maintain good relationships with our licensees;

▪	violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery and anti-kickback laws;

▪	our ability to adequately protect our intellectual property;

▪	our business model being susceptible to litigation;

▪	failure to obtain and maintain required licenses and permits to comply with alcoholic beverage or food control regulations;

▪	our vulnerability to adverse weather conditions in local or regional areas where our Shacks are located;

▪	our realization of any benefit from the tax receivable agreement entered into with the Continuing SSE Equity Owners and our organizational structure; and

▪	the Voting Group’s control of us.
You should not rely upon forward-looking statements as predictions of future events. We have based the forward-looking statements contained or incorporated by reference into this prospectus primarily on current expectations and projections about future events and trends that we believe may affect our business, financial condition, results of operations and prospects. The outcome of the matters described in these forward-looking statements is subject to risks, uncertainties and other factors described above and in the section of this prospectus and any accompanying prospectus supplement entitled "Risk Factors" and under a similar heading in documents incorporated by reference into this prospectus. Moreover, new risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained or incorporated by reference into this prospectus. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur and actual results, events or circumstances could differ materially from those described in the forward-looking statements.
The forward-looking statements included or incorporated by reference in this prospectus (including, without limitation, the 2015 outlook included in our 2014 10-K) speak only as of the date made. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements, whether as a result of any new information, future events or otherwise.

USE OF PROCEEDS
We will not receive any proceeds from the offer and sale from time to time by the selling stockholders of any of the shares of Class A common stock offered pursuant to this prospectus. The selling stockholders will receive all of the net proceeds from any such offer and sale.

REDEMPTIONS OR EXCHANGES OF LLC INTERESTS FOR CLASS A COMMON STOCK
The Class A common stock that may be sold hereby includes up to an aggregate of (i) 7,949,460 shares of Class A common stock previously issued to certain of our stockholders and (ii) 15,994,874 shares of Class A common stock issuable by us upon the redemptions by the Continuing SSE Equity Owners of an equivalent number of currently outstanding LLC Interests.
The Continuing SSE Equity Owners, from time to time, may require SSE Holdings to redeem all or a portion of their LLC Interests for newly-issued shares of Class A common stock which Shake Shack would contribute to SSE Holdings on a one-for-one basis. Shake Shack may, at its election, instead settle any redemption request by making a cash payment in accordance with the terms of the LLC Agreement. In the event of cash settlement, Shake Shack would issue new shares of Class A common stock and use the proceeds from the sale of these newly-issued shares of Class A common stock to fund the cash settlement, which, in effect, limits the amount of the cash payment to the redeeming member.
We have implemented the procedures set forth in the SSE Holdings LLC Agreement pursuant to which such holders will redeem, on a one-for-one basis, their LLC Interests for newly-issued shares of Class A common stock that will be sold. Each of the currently outstanding LLC Interests described above is paired with one share of our Class B common stock that will be surrendered and cancelled in connection with the redemption of such LLC Interests and the equivalent number of shares of Class A Common Stock.
Shake Shack may, at its election, effect direct exchanges of LLC Interests with the Continuing SSE Equity Owners, rather than a redemption of LLC Interests by SSE Holdings, for either shares of Class A Common Stock or a cash payment.
When Continuing SSE Equity Owners redeem, or exchange, LLC Interests for shares of Class A common stock, Shake Shack receives an equivalent amount of LLC Interests, increasing its total ownership interest in SSE Holdings. See "Certain Relationships and Related Transactions, and Director Independence-SSE Holdings LLC Agreement-LLC Interest Redemption Right" in our 2014 10-K.

SELLING STOCKHOLDERS
The selling stockholders named below may offer or sell from time to time pursuant to this prospectus up to an aggregate of 23,944,334 shares of Class A common stock. The table below describes, as of February 17, 2016, each selling stockholder’s beneficial ownership of shares of our Class A common stock and shares of our Class B common stock (a) according to the information available to us as of the date of this prospectus and (b) assuming each selling stockholder (i) has redeemed all LLC Interests held by such selling stockholder and (ii) has sold all of its shares of Class A common stock pursuant to this prospectus.
Because the selling stockholders may sell, transfer or otherwise dispose of all, some or none of the shares of our Class A common stock covered by this prospectus, we cannot determine the number of such shares that will be sold, transferred or otherwise disposed of by the selling stockholders, or the amount or percentage of shares of our Class A common stock that will be held by the selling stockholders upon termination of any particular offering or sale. See “Plan of Distribution.” When we refer to the selling stockholders in this prospectus, we mean the entities listed in the table below, as well as their pledgees, donees, assignees, transferees and successors in interest.
All Continuing SSE Equity Owners are entitled to have their LLC Interests redeemed for Class A common stock on a one-for-one basis, or, at the option of Shake Shack, cash equal to the market value of the applicable number of shares of our Class A common stock. At Shake Shack's election, Shake Shack may effect a direct exchange, rather than a redemption, of such shares of Class A common stock or such cash for such LLC Interests. In connection with our IPO, we issued to each Continuing SSE Equity Owner for nominal consideration one share of Class B common stock for each LLC Interest it owned. As a result, the number of shares of Class B common stock listed in the table below equals the number of LLC Interests each such Continuing SSE Equity Owner owns.
The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options, or other rights, including the redemption right described above, held by such person that are currently exercisable or will become exercisable within 60 days, are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.
Any selling stockholder may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). Based upon the applicable facts and circumstances, including when and how each selling stockholder's respective shares of Class A common stock were acquired, none of the selling stockholders believes that it should be considered an “underwriter” within the meaning of such term under the Securities Act.
For information regarding material relationships and transactions between us and the selling stockholders, see the “Certain Relationships and Related Transactions, and Director Independence” section of our 2014 10-K and any disclosure under a similar heading in the documents incorporated by reference in this prospectus.
Information concerning the selling stockholders may change from time to time. Any changes to the information provided below will be set forth in a prospectus supplement if and when necessary.

	LLC Interests (and an equivalent amount of shares of Class B common stock) owned prior to the offering		LLC Interests to be exchanged (and an equivalent amount of shares of Class B common stock to be surrendered and cancelled) in the offering(+)(1)		LLC Interests (and an equivalent amount of shares of Class B common stock) owned after the offering(+)		Shares of Class A common stock beneficially owned prior to the offering(^)(2)		Shares of Class A common stock that may be sold in the offering(‡)		Shares of Class A common stock beneficially owned after the offering (!)
Name and address of beneficial owner(3)	(#)	(% of LLC Interests out-standing)	(#)	(% of Class A common stock out-standing)(4)	(#)	(% of Class A common stock out-standing)(4)	(#)	(%)(5)	(#)	(%)(4)	(#)	(%)(4)
ACG Shack LLC(6)	718,590	2.0%	718,590	2.0%	—	—	—	*	718,590	2.0%	—	—
Amy Weiss-Meyer Qualified Minor's Trust Dated 12/22/05	10,938	*	10,938	*	—	—	4,050(7)	*	14,688	*	300	*
Ashley Campbell	30,235	*	30,235	*	—	—	1,700	*	30,235	*	1,700	*
Benjamin Family Trust Dated 12/23/92	16,977	*	16,977	*	—	—	—	*	16,977	*	—	—
Beth Stephens	7,344	*	7,344	*	—	—	500	*	7,344	*	500	*
Charles Meyer Qualified Minor's Trust Dated 11/23/05	29,376	*	29,376	*	—	—	300	*	29,376	*	300	*
Daniel Meyer and Affiliates(8):
Daniel Meyer	1,270,136	3.5%	1,270,136	3.5%	—	—	8,251	*	1,270,136	3.5%	8,251	*
Daniel H. Meyer Gift Trust U/A/D 10/31/12	590,921	1.6%	590,921	1.6%	—	—	—	*	590,921	1.6%	—	—
Gramercy Tavern Corp(9)	2,690,263	7.4%	2,690,263	7.4%	—	—	—	*	2,690,263	7.4%	—	—
Daniel H. Meyer Investment Trust Dated 5/15/92(9)	—		—		—	—	1,420,318	7.0%	1,390,218	3.8%	30,100	*
USHG	95,238	*	95,238	*	—	—	—	*	95,238	*	—	—
David A. Swinghamer and Affiliate:
David A. Swinghamer(10)	607,167	1.7%	607,167	1.7%	—	—	95,503	*	702,670	1.9%	—	—
David A. Swinghamer Grat	20,000	*	20,000	*	—	—	198,513	1.0%	218,513	*	—	—
David Family Trust Dated 12/23/92	16,977	*	16,977	*	—	—	—	*	16,977	*	—	—
Erin Moran	38,343	*	38,343	*	—	—	3,000	*	38,343	*	3,000	*
Granite Point Capital	—	*	—	*	—	—	300,001	1.5%	300,001	*	—	—
Gretchen Meyer Qualified Minor's Trust Dated 11/23/05	29,376	*	29,376	*	—	—	300	*	29,376	*	300	*
Hallie Meyer Qualified Minor's Trust Dated 11/23/05	29,376	*	29,376	*	—	—	300	*	29,376	*	300	*
Isaac Weiss-Meyer Qualified Minor's Trust Dated 12/22/05	10,938	*	10,938	*	—	—	4,050(7)	*	14,688	*	300	*
Jamie Welch & Fiona Angelini	73,092	*	73,092	*	—	—	5,000	*	73,092	*	5,000	*
Jean Polsky Investment Trust Dated 3/21/97	7,344	*	7,344	*	—	—	300	*	7,344	*	300	*
Jeff Flug and Affiliates(11):
Jeff Flug	—	*	—	*	—	—	33,240	*	—	*	33,240	*
Gulf Five LLC	514,822	1.4%	514,822	1.4%	—	—	150,000	*	664,822	1.8%	—	—
Flug 2012 GS Trust U/A/D 9/4/12	922,574	2.5%	922,574	2.5%	—	—	—	*	922,574	2.5%	—	—
Jeff Uttz	171,579	*	171,579	*	—	—	79,000	*	171,579	*	79,000	*
Joan W. Harris Revocable Trust Dated 4/1/93	58,751	*	58,751	*	—	—	500	*	58,751	*	500	*
Jonathan Sokoloff	—	—	—	—	—	—	8,251	*	—		8,251	*
Karen Kochevar	71,621	*	71,621	*	—	—	15,875	*	.	*	—	—
Leonard Green Partners(12)(13):
Green Equity Investors VI, L.P.	4,413,906	12.2%	4,413,906	12.2%	—	—	112,578	*	4,526,484	12.5%	—	—
Green Equity Investors Side VI, L.P.	—	—	—	—	—	—	2,697,787	13.3%	2,697,787	7.4%	—	—
LGP Malted Coinvest LLC	330,388	*	330,388	*	—	—	—	—	330,388	*	—	—
Laura Sloate	294,074	*	294,074	*	—	—	7,500	—	301,574	*	—	—
Marc Weiss Revocable Trust U/A/D 8/11/2003	9,354	*	9,354	*	—	—	500	*	9,354	*	500	*
Michael Romano	—	—	—	—	—	—	33,941(7)	*	32,941	*	1,000	*
Orrin Devinsky	22,744	*	22,744	*	—	—	21,000(7)	*	43,744	*	—	—
Paul Bolles-Beaven	—	—	—	—	—	—	109,506(7)	*	108,506	*	1,000	*
Peyton Meyer Qualified Minor's Trust Dated 11/23/05	29,376	*	29,376	*	—	—	300	*	29,376	*	300	*
Randy Garutti and Affiliate(14):
Randy Garutti	817,051	2.3%	817,051	2.3%	—	—	140,100	*	817,051	2.3%	140,100	*
The Randall J. Garutti 2014 GST Trust	55,972	*	55,972	*	—	—	—	*	55,972	*	—	—
RHF-NM 1999 Descendants Trust Dated 1/1/2006	52,439	*	52,439	*	—	—	21,300(7)	*	73,439	*	300	*
RHF-TM 1999 Descendants Trust Dated 1/1/2006	29,376	*	29,376	*	—	—	300	*	29,376	*	300	*
Richard Coraine and Affiliate:
Richard Coraine	207,924	*	207,924	*	—	—	56,951	*	259,875	*	5,000	*
Richard D. Coraine 2012 Family Trust	331,401	*	331,401	*	—	—	36,822	*	368,223	1.0%	—	—
Robert Vivian	58,351	*	58,351	*	—	—	34,026	*	58,351	*	34,026	*
Roxanne H. Frank Revocable Trust Dated 9/30/75	108,878	*	108,878	*	—	—	44,000(7)	*	146,878	*	6,000	—
SEG Partners(15):
SEG Partners, L.P.	238,127	*	238,127	*	—	—	81,226	*	319,353	*	—	—
SEG Partners II, L.P.	867,658	2.4%	867,658	2.4%	—	—	330,472	1.6%	1,198,130	3.3%	—	—
SEG Partners Offshore Master Fund Ltd.	—	*	—	*	—	—	2,025,452	10.0%	2,025,452	5.6%	—	—
Share Our Strength	—	—	—	—	—	—	64,967(7)	*	64,967	*	—	—
Thomas O'Neal Ryder Family Trust	45,814	*	45,814	*	—	—	100,000(7)	*	145,814	*	—	—
VHP Special Trust For Jack Dated 12/31/12	22,032	*	22,032	*	—	—	300	*	22,032	*	300	*
Walter Robb	28,031	*	28,031	*	—	—	61,648(7)	*	89,679	*	—	—

*	Represents beneficial ownership of less than 1%

(+)
Continuing SSE Equity Owners will redeem (or exchange), on a one-for-one basis, their LLC Interests for newly-issued shares of Class A common stock, to the extent they offer or sell shares of Class A common pursuant to this prospectus (and an equivalent number of shares of Class B common stock held by such selling stockholders will be surrendered and cancelled in connection with each such LLC Interest exchange). See “Certain Relationships and Related Transactions, and Director Independence—SSE Holdings LLC Agreement—LLC Interest Redemption Right” in our 2014 10-K.

(^)	Consists of (i) shares of Class A common stock acquired under the Company's Directed Share Program and (ii) 7,949,460 shares of Class A common stock previously issued to the Former SSE Equity Owners.

(‡)
Consists of (i) the shares of Class A common stock to be offered or sold by the Continuing SSE Equity Owners after giving effect to the redemption (or exchange) of their respective LLC Interests and (ii) 7,949,460 shares of Class A common stock previously issued to the Former SSE Equity Owners. None of the shares of Class A common stock acquired under the Company's Directed Share Program will be sold in the offering.

(!)
Assumes the sale by the selling stockholders of all shares of Class A common stock registered pursuant to this prospectus. None of the shares of Class A common stock acquired under the Company's Directed Share Program will be sold in the offering.

(1)	Assumes all LLC Interests are redeemed (or exchanged) (and all shares of Class B common stock are surrendered and cancelled) for shares of Class A common stock.

(2)
Includes shares that the following persons currently have the right to acquire or will have the right to acquire within 60 days: (Daniel H. Meyer - 8,251 shares; Jeff Uttz - 69,000 shares; Jonathan Sokoloff - 8,251 shares ; Randy Garutti - 137,000 shares; Robert Vivian - 14,026 shares).

(3)	Unless otherwise noted, the address for each beneficial owner listed on the table is c/o Shake Shack Inc., 24 Union Square East, 5th Floor, New York, New York 10003.

(4)
Percentage of ownership calculated after adding the total number of shares of Class A common stock issued upon exchange of all outstanding LLC Interests held by the Continuing SSE Equity Owners to the existing number of shares of Class A common stock outstanding as of February 17, 2016.

(5)	Percentage of ownership calculated against the total number of shares of Class A common stock outstanding as of February 17, 2016.

(6)
ACG Shack LLC ("ACG Shack") is managed by Alliance Consumer Growth LLC ("Alliance"), the investment manager for Alliance Consumer Growth Fund, LP. Josh Goldin, Julian Steinberg and Trevor Nelson are the managing members of Alliance LLC and may be deemed to control Alliance. As such, these individuals may be deemed to have shared voting and investment power with respect to the 718,590 shares beneficially owned by ACG Shack. Each of Mr. Goldin, Mr. Steinberg and Mr. Nelson disclaim beneficial ownership of the 718,590 shares held by ACG Shack. The address for each of ACG Shake Shack LLC, Alliance Consumer Growth LLC and Alliance Consumer Growth Fund, LP. is c/o Alliance Consumer Growth LLC, 655 Madison Avenue, 20th Floor, New York, New York 10065.

(7)
Represents shares of Class A common stock either previously issued to, or acquired in the Company's Directed Share Program by, selling stockholders who are not subject to any Section 16 reporting obligations. Excluding the shares of Class A Common Stock acquired in the Company's Directed Share Program, the maximum number of shares that may still be owned by these selling stockholders that may be sold in the offering represents less than 1% of our outstanding shares of Class A Common Stock.

(8)
Includes (i) 1,270,136 shares of Class B common stock acquired pursuant to a subscription agreement entered into with the Company in connection with our IPO on February 4, 2015; (ii) 590,921 shares of Class B common stock held by the Daniel H. Meyer 2012 Gift Trust U/A/D 10/31/12 (the "Gift Trust"), of which Mr. Meyer's spouse is a trustee and beneficiary, acquired pursuant to a subscription agreement entered into with the Company in connection with our IPO on February 4, 2015; (ii) 2,690,263 shares of Class B common stock held by GT, acquired pursuant to a subscription agreement entered into with the Company in connection with our IPO on February 4, 2015; (iv) 95,238 shares of Class B common stock held by Union Square Hospitality Group, LLC ("USHG"), acquired pursuant to a subscription agreement entered into with the Company in connection with our IPO on February 4, 2015, (v) 1,420,318 shares of Class A common stock held by the Daniel H. Meyer Investment Trust dated 5/15/92 (the "Investment Trust"), of which Mr. Meyer is the grantor, trustee and beneficiary, acquired through a combination of the Reorganization (described below) and the Company's Directed Share Program using personal funds.

(9)
Pursuant to the Stockholders Agreement, Daniel H. Meyer, Union Square Cafe Corp. ("USC"), GT, USHG, and the Gift Trust (collectively, the "Meyer Stockholders") have the right to cause all of the stock of GT and USC to be converted into and exchanged for shares of Class A common stock pursuant to a reorganization under Section 368(a) of the Internal Revenue Code (the "Reorganization"). The Meyer Stockholders made such an election with respect to USC. To effect the Reorganization, a subsidiary of the Company merged with and into USC, resulting in (i) conversion and exchange of shares of USC for Class A common stock, (ii) cancellation of Class B common stock of the Company held by USC, and (iii) transfer of LLC Interests held by USC to the Company. The Investment Trust received 1,390,218 shares of Class A common stock in exchange for shares of USC, representing 80.462% interest in USC. The other shareholders received an aggregate of 337,586 shares of Class A common stock in exchange for shares of USC, representing 19.538% interest in USC, all of whom are included in the table as selling stockholders.

The Meyer Stockholders retain the ability to cause all of the stock of GT to be converted into and exchanged for shares of Class A common stock pursuant to a Reorganization.

(10)
David A. Swinghamer served as SSE Holdings’ Chief Development Officer from December 29, 2011 until March 27, 2014, and previously as Chief Executive Officer from December 31, 2009 until December 28, 2011. Mr. Swinghamer served on SSE Holdings’ board of directors from January 14, 2010 until February 4, 2014.

(11)
Includes (i) 30,000 shares of Class A common stock acquired under the Company's Directed Share Program using personal funds; (ii) 3,240 shares of Class A common stock issued to Mr. Flug upon exercise of options, (iii) 150,000 shares of Class A common stock previously issued to Gulf Five LLC, of which Mr. Flug is the sole manager of the management company, (iv) 514,822 shares of Class B common stock held by Gulf Five LLC, acquired pursuant to a subscription agreement entered into with the Company in connection with our IPO on February 4, 2015; and (v) 922,574 shares of Class B common stock held by the Flug 2012 GS Trust U/A/D 9/4/12, of which Mr. Flug's spouse is the trustee and beneficiary, acquired pursuant to a subscription agreement entered into with the Company in connection with the Company's IPO on February 4, 2015.

(12)
Green Equity Investors VI, L.P., a Delaware limited partnership (“GEI VI”) is the direct owner of 112,578 shares of Class A common stock and 4,413,906 shares of Class B common stock of Shake Shack Inc. (the “GEI VI Shares”). Green Equity Investors Side VI, L.P., a Delaware limited partnership (“GEI Side VI”), is the direct owner of 2,697,787 shares of Class A common stock (the “GEI Side VI Shares”). LGP Malted Coinvest LLC, a Delaware limited liability company (“Malted” and, collectively with GEI VI and GEI Side VI the “Green Funds”), is the direct owner of 330,388 shares of Class B common stock of Shake Shack Inc. (the “Malted Shares” and, collectively with the GEI VI Shares and the GEI Side VI Shares, the “Green Shares”).

(13)
Voting and investment power with respect to the Green Shares may be deemed to be shared by certain affiliated entities. GEI Capital VI, LLC (“GEIC”), is the general partner of GEI VI and GEI Side VI. Green VI Holdings, LLC (“Holdings”) is a limited partner of GEI VI and GEI Side VI. Leonard Green & Partners, L.P. (“LGP”) is the management company of GEI VI, GEI Side VI, and Holdings. Peridot Coinvest Manager LLC (“Peridot”), an affiliate of LGP, is the manager of Malted. Each of GEI VI, GEI Side VI, Holdings, Malted, LGP, and Peridot disclaims such shared beneficial ownership of Shake Shack Inc.’s Class A common stock and Class B common stock. Jonathan D. Sokoloff may also be deemed to share voting and investment power with respect to such shares due to his positions with LGP and Peridot, and he disclaims beneficial ownership of such shares. Each of Messrs. John G. Danhakl, Jonathan D. Sokoloff, Jonathan A. Seiffer, John M. Baumer, Timothy J. Flynn, James D. Halper, Todd M. Purdy, Michael S. Solomon, W. Christian McCollum, Usama N. Cortas, and J. Kristofer Galashan, and Ms. Alyse M. Wagner either directly (whether through ownership interest or position) or indirectly, through one or more intermediaries, may be deemed to control GEIC, LGP, and Peridot. As such, these individuals may be deemed to have shared voting and investment power with respect to all shares beneficially owned by GEI VI, GEI Side VI, Holdings, Malted, LGP, and Peridot. These individuals each disclaim beneficial ownership of the securities held by GEI VI, GEI Side VI, Holdings, Malted, LGP, and Peridot, except to the extent of their respective pecuniary interest therein. Each of the foregoing entity’s and individual’s address (other than the Company) is c/o Leonard Green & Partners, L.P., 11111 Santa Monica Boulevard, Suite 2000, Los Angeles, California 90025.

(14)
Includes (i) 3,000 shares of Class A common stock acquired under the Company's Directed Share Program using personal funds, (ii) 100 shares of Class A common stock directly held, (iii) 817,051 shares of Class B common stock acquired pursuant to a subscription agreement entered into with the Company in connection with our IPO on February 4, 2015 and (iv) 55,972 shares of Class B common stock held by the The Randall J. Garutti 2014 GST Trust, of which Mr. Garutti's spouse is a trustee and beneficiary, acquired pursuant to a subscription agreement entered into with the Company in connection with the Company's IPO on February 4, 2015.

(15)
Select Equity Group, L.P. ("Select Equity"), a limited partnership controlled by George S. Loening, has the power to vote or direct the vote of, and dispose or direct the disposition of, the shares beneficially owned by SEG Partners L.P., SEG Partners II, L.P. and SEG Partners Offshore Master Fund, Ltd. Select Equity is an investment adviser and possesses sole power to vote or direct the vote of, and dispose or direct the disposition of, 3,542,935 shares. George S. Loening is a control person and possesses sole power to vote or direct the vote of, and dispose or direct the disposition of, 3,542,935 shares. The address for Select Equity is Select Equity Group, L.P., 380 Lafayette Street New York, New York 10003.

DESCRIPTION OF CAPITAL STOCK
The following descriptions of our capital stock and provisions of our amended and restated certificate of incorporation and our bylaws are summaries and are qualified by reference to the amended and restated certificate of incorporation and the bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part.
Our authorized capital stock consists of 200,000,000 shares of Class A common stock, par value $0.001 per share, 35,000,000 shares of Class B common stock, par value $0.001 per share, and 10,000,000 shares of blank check preferred stock.
Common Stock
As of February 17, 2016, there are 20,260,181 shares of our Class A common stock issued and outstanding and 15,994,874 shares of our Class B common stock issued and outstanding.
Class A Common Stock
Voting Rights
Holders of our Class A common stock are entitled to cast one vote per share. Holders of our Class A common stock are not entitled to cumulate their votes in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class. Except as otherwise provided by law, amendments to the amended and restated certificate of incorporation must be approved by a majority or, in some cases, a super-majority of the combined voting power of all shares entitled to vote, voting together as a single class.
Dividend Rights
Holders of Class A common stock share ratably (based on the number of shares of Class A common stock held) if and when any dividend is declared by the board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.
Liquidation Rights
On our liquidation, dissolution or winding up, each holder of Class A common stock will be entitled to a pro rata distribution of any assets available for distribution to common stockholders.
Other Matters
Shares of Class A common stock are not subject to redemption and do not have preemptive rights to purchase additional shares of Class A common stock. Holders of shares of our Class A common stock do not have subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the Class A common stock. All the outstanding shares of Class A common stock are validly issued, fully paid and non-assessable.
Class B Common Stock
Issuance of Class B Common Stock with LLC Interests
Shares of Class B common stock will only be issued in the future to the extent necessary to maintain a one-to-one ratio between the number of LLC Interests held by the Continuing SSE Equity Owners and the number of shares of Class B common stock held by the Continuing SSE Equity Owners. Shares of Class B common stock are transferable only together with an equal number of LLC Interests. Shares of Class B common stock will be cancelled on a one-for-one basis if there is a redemption, or exchange, of LLC Interests of such Continuing SSE Equity Owners pursuant to the terms of the SSE Holdings LLC Agreement.
Voting Rights
Holders of Class B common stock are entitled to cast one vote per share, with the number of shares of Class B common stock held by each Continuing SSE Equity Owner being equivalent to the number of LLC Interests held by such Continuing SSE Equity Owner. Holders of our Class B common stock are not entitled to cumulate their votes in the election of directors.

Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class. Except as otherwise provided by law, amendments to the amended and restated certificate of incorporation must be approved by a majority or, in some cases, a super-majority of the combined voting power of all shares entitled to vote, voting together as a single class.
Dividend Rights
Holders of our Class B common stock do not participate in any dividend declared by the board of directors.
Liquidation Rights
On our liquidation, dissolution or winding up, holders of Class B common stock will not be entitled to receive any distribution of our assets.
Transfers
Pursuant to our amended and restated certificate of incorporation and the SSE Holdings LLC Agreement, each holder of Class B common stock agrees that:

▪	the holder will not transfer any shares of Class B common stock to any person unless the holder transfers an equal number of LLC Interests to the same person; and

▪	in the event the holder transfers any LLC Interests to any person, the holder will transfer an equal number of shares of Class B common stock to the same person.
Other Matters
Shares of Class B common stock are not subject to redemption rights and do not have preemptive rights to purchase additional shares of Class B common stock. Holders of shares of our Class B common stock do not have subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the Class B common stock. All outstanding shares of Class B common stock are validly issued, fully paid and non-assessable.
Preferred Stock
Our amended and restated certificate of incorporation provides that our board of directors has the authority, without action by the stockholders, to designate and issue up to 10,000,000 shares of preferred stock in one or more classes or series and to fix the powers, rights, preferences, and privileges of each class or series of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any class or series, which may be greater than the rights of the holders of the common stock. There are no shares of preferred stock outstanding.
The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of our Class A common stock by restricting dividends on the Class A common stock, diluting the voting power of the Class A common stock or subordinating the liquidation rights of the Class A common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our Class A common stock.
Exclusive Venue
Our amended and restated certificate of incorporation requires, to the fullest extent permitted by law, that (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the General Corporation Law of the State of Delaware ("DGCL") or our amended and restated certificate of incorporation or the bylaws or (iv) any action asserting a claim against us governed by the internal affairs doctrine will have to be brought only in the Court of Chancery in the State of Delaware. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Anti-takeover Effects of Provisions of our Amended and Restated Certificate of Incorporation, our Bylaws and Delaware Law
Our certificate of incorporation and bylaws also contain provisions that may delay, defer or discourage another party from acquiring control of us. We believe that these provisions, which are summarized below, discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor.
Classified Board of Directors
Our amended and restated certificate of incorporation provides that our board of directors is divided into three classes, with the classes as nearly equal in number as possible and each class serving three-year staggered terms. Pursuant to the terms of the Stockholders Agreement, directors designated by the Meyer Group, LGP or SEG may only be removed with or without cause by the request of the party entitled to designate such director. In all other cases and at any other time, directors may only be removed from our board of directors for cause by the affirmative vote of at least a majority of the confirmed voting power of our Class A and Class B common stock. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control of us or our management.
Authorized but Unissued Shares
The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the NYSE. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals
Our amended and restated certificate of incorporation provides that stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a qualified stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. Our amended and restated certificate of incorporation provides that, subject to applicable law, special meetings of the stockholders may be called only by a resolution adopted by the affirmative vote of the majority of the directors then in office. Our bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. In addition, any stockholder who wishes to bring business before an annual meeting or nominate directors must comply with the advance notice and duration of ownership requirements set forth in our bylaws and provide us with certain information. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers or changes in control of us or our management.
Stockholder Action by Written Consent
Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation provides that stockholder action by written consent is permitted only if the action to be effected by such written consent and the taking of such action by such written consent have been previously approved by the board of directors.
Amendment of Amended and Restated Certificate of Incorporation or Bylaws
The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our bylaws may be amended or repealed by a majority vote of our board of directors or by the affirmative vote of the holders of at least 66-2⁄3% of the votes which all our stockholders would be entitled to cast in any annual election of directors. In addition, the affirmative vote of the holders of at least 66-2⁄3% of the votes which all our stockholders would be entitled to cast in any election of directors is required to amend or repeal or to adopt any provisions inconsistent with any of the provisions of our certificate described above.

The foregoing provisions of our amended and restated certificate of incorporation and bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares of Class A common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management or delaying or preventing a transaction that might benefit you or other minority stockholders.
In addition, we are subject to Section 203 of the DGCL. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a ‘‘business combination’’ with any ‘‘interested stockholder’’ for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or unless the business combination is approved in a prescribed manner. A ‘‘business combination’’ includes, among other things, a merger or consolidation involving us and the ‘‘interested stockholder’’ and the sale of more than 10% of our assets. In general, an ‘‘interested stockholder’’ is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.
Limitations on Liability and Indemnification of Officers and Directors
Our amended and restated certificate of incorporation and bylaws provide indemnification for our directors and officers to the fullest extent permitted by the DGCL. In connection with our, we entered into indemnification agreements with each of our directors that are, in some cases, broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, our amended and restated certificate of incorporation includes provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of these provisions is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director, except that a director will be personally liable for:

▪	any breach of his duty of loyalty to us or our stockholders;

▪	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

▪	any transaction from which the director derived an improper personal benefit; or

▪	improper distributions to stockholders.
These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.
Corporate Opportunities
In recognition that partners, principals, directors, officers, members, managers and/or employees of the Original SSE Equity Owners and their affiliates and investment funds, which we refer to as the Corporate Opportunity Entities, may serve as our directors and/or officers, and that the Corporate Opportunity Entities may engage in activities or lines of business similar to those in which we engage, our amended and restated certificate of incorporation provides for the allocation of certain corporate opportunities between us and the Corporate Opportunity Entities. Specifically, none of the Corporate Opportunity Entities has any duty to refrain from engaging, directly or indirectly, in the same or similar business activities or lines of business that we do. In the event that any Corporate Opportunity Entity acquires knowledge of a potential transaction or matter which may be a corporate opportunity for itself and us, we will not have any expectancy in such corporate opportunity, and the Corporate Opportunity Entity will not have any duty to communicate or offer such corporate opportunity to us and may pursue or acquire such corporate opportunity for itself or direct such opportunity to another person. In addition, if a director of our Company who is also a partner, principal, director, officer, member, manager or employee of any Corporate Opportunity Entity acquires knowledge of a potential transaction or matter which may be a corporate opportunity for us and a Corporate Opportunity Entity, we will not have any expectancy in such corporate opportunity. In the event that any other director of ours acquires knowledge of a potential transaction or matter which may be a corporate opportunity for us we will not have any expectancy in such corporate opportunity unless such potential transaction or matter was presented to such director expressly in his or her capacity as such.

By becoming a stockholder in our Company, you will be deemed to have notice of and consented to these provisions of our amended and restated certificate of incorporation. Any amendment to the foregoing provisions of our amended and restated certificate of incorporation requires the affirmative vote of at least 66-2⁄3% of the votes which all our stockholders would be entitled to cast in any annual election of directors.
Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of Shake Shack. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.
Stockholders’ Derivative Actions
Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law and such suit is brought in the Court of Chancery in the State of Delaware. See "—Exclusive Venue’’ above.
Stockholders Agreement
In connection with our IPO, the Company entered into the Stockholders Agreement with the Voting Group pursuant to which the Voting Group has specified board representation rights, governance rights and other rights. See ‘‘Certain Relationships and Related Party Transactions, and Director Independence—Stockholders Agreement" in our 2014 10-K.
Registration Rights Agreement
In connection with our IPO, the Company entered into the Registration Rights Agreement with the Original SSE Equity Owners pursuant to which the Original SSE Equity Owners have specified rights to require the Company to register all or any portion of their shares under the Securities Act. See ‘‘Certain Relationships and Related Party Transactions, and Director Independence—Registration Rights Agreement" in our 2014 10-K.
Transfer Agent and Registrar
The transfer agent and registrar for our Class A common stock is American Stock Transfer & Trust Company, LLC.
The New York Stock Exchange
Our Class A common stock is listed on the NYSE under the symbol "SHAK."

PLAN OF DISTRIBUTION
This prospectus relates to the offer and sale from time to time by the selling stockholders identified in this prospectus of up to an aggregate of 23,944,334 shares of our Class A common stock. Out of the 23,944,334 shares of Class A common stock that our selling stockholders may offer and sell, (i) 7,949,460 restricted shares of our Class A common stock previously were issued to certain of the selling stockholders, and (ii) the remaining 15,994,874 shares of our Class A common stock will be issued by us from time to time to certain of the selling stockholders who are also holders of LLC Interests of SSE Holdings upon the redemptions by such stockholders of an equivalent number of LLC Interests of SSE Holdings (and the surrender and cancellation of an equivalent number of shares of our Class B common stock). We are not selling any shares of Class A common stock under this prospectus.
The selling stockholders may sell all or a portion of the shares of Class A common stock described in this prospectus from time to time in the future directly or through one or more underwriters, broker-dealers or agents. The shares of Class A common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, through:

•	any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	the over-the-counter market;

•	transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	transactions in which broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.
Some of the shares of Class A common stock covered by this prospectus may be sold by selling stockholders in private transactions or under Rule 144 under the Securities Act rather than pursuant to this prospectus.

If the selling stockholders use an underwriter or underwriters for any offering, we will name them, and set forth the terms of the offering, in a prospectus supplement pertaining to such offering and, except to the extent otherwise set forth in such prospectus supplement, the selling stockholders will agree in an underwriting agreement to sell to the underwriter(s), and the underwriter(s) will agree to purchase from the selling stockholder, the number of shares of Class A common stock set forth in such prospectus supplement. Any such underwriter(s) may offer the shares of Class A common stock from time to time for sale in one or more transactions on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The underwriter(s) may also propose initially to offer the shares of Class A common stock to the public at a fixed public offering price set forth on the cover page of the applicable prospectus supplement. Except as otherwise set forth in a prospectus supplement, any underwritten offering pursuant to this prospectus will be underwritten by one, several or all of the following financial institutions: J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, Barclays Capital Inc., Goldman, Sachs & Co., Jefferies LLC, William Blair & Company, L.L.C., Stifel, Nicolaus & Company, Incorporated, Credit

Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Piper Jaffray & Co. and UBS Securities LLC. We will file a post-effective amendment to the registration statement of which this prospectus is a part to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

If the selling stockholders effect such transactions by selling shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares in the course of hedging in positions they assume. The selling stockholders may also sell shares short and deliver shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the shares of Class A common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Class A common stock from time to time pursuant to this prospectus or any prospectus supplement under Rule 424(b)(3) or other applicable provision under the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of Class A common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
The selling stockholders and any broker-dealer participating in the distribution of the shares of Class A common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. Any such broker-dealer will be named as an underwriter in a prospectus supplement or post-effective amendment to the registration statement, of which this prospectus is a part, and any discounts and commissions to be paid to any such broker-dealer will be disclosed therein. At the time a particular offering of the shares of Class A common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of Class A common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.
Under the securities laws of some states, the shares of Class A common stock may be sold in such states only through registered or licensed brokers or dealers.
There can be no assurance that any selling stockholders will sell any or all of the shares of Class A common stock covered by this prospectus.
The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act of 1934, as amended (the "Exchange Act"), which may limit the timing of purchases and sales of any of the shares of Class A common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Class A common stock to engage in market-making activities with respect to the shares of Class A common stock. All of the foregoing may affect the marketability of the shares of Class A common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Class A common stock.
We will not receive any cash proceeds from our issuance of shares of Class A common stock to the selling stockholders or the sale by the selling stockholders of our shares of Class A common stock pursuant to this prospectus. Each selling stockholder will bear the cost of any underwriting discounts and selling commissions related to their respective offering and sale of shares of Class A common stock pursuant to this prospectus. We may be required to indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the Registration Rights Agreement, or the selling stockholders will be entitled to contribution. We, our affiliates and our respective directors, officers, employees, agents and control persons may be indemnified by the selling stockholders against liabilities that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the Registration Rights Agreement, or we or they may be entitled to contribution.

LEGAL MATTERS
The validity of the shares of Class A common stock will be passed upon for us by Proskauer Rose LLP, New York, New York.
EXPERTS
The consolidated financial statements of SSE Holdings, LLC and subsidiaries at December 31, 2014 and December 25, 2013 and for the three years ended December 31, 2014 and the balance sheets of Shake Shack Inc. at December 31, 2014 and September 23, 2014, incorporated by reference in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon appearing in Shake Shack Inc.'s Annual Report on Form 10-K and incorporated by reference herein, and are incorporated in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
INFORMATION INCORPORATED BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents and all documents we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) pursuant to the Exchange Act on or after the date of this prospectus and prior to the termination of the offering under this prospectus any prospectus supplement (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

▪	our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on March 27, 2015;

▪
our Quarterly Report on Form 10-Q for the quarterly period ended April 1, 2015, filed with the SEC on May 15, 2015, our Quarterly Report on Form 10-Q for the quarterly period ended July 1, 2015, filed with the SEC on August 10, 2015, and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015, filed with the SEC on November 6, 2015;

▪
our Current Report on Form 8-K, filed with the SEC on February 10, 2015, our Current Report on Form 8-K, filed with the SEC on January 20, 2016 and our Current Report on Form 8-K, filed with the SEC on February 24, 2016; and

▪
the description of our Class A common stock as set forth in our registration statement on Form 8-A (File No. 001-36749), filed with the SEC on January 28, 2015, pursuant to Section 12(b) of the Exchange Act, including any subsequent amendments or reports filed for the purpose of updating such description.

Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated be reference herein modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this prospectus, except as so modified or superseded.
We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been incorporated by reference in this prospectus, other than exhibits to such documents, unless such exhibits have been specifically incorporated by reference thereto. Requests for such copies should be directed to our Investor Relations department, at the following address:
Shake Shack Inc.
24 Union Square East, 5th Floor
New York, NY 10003

WHERE YOU CAN FIND MORE INFORMATION
This prospectus is part of a registration statement filed with the SEC under the Securities Act to register the resale by selling stockholders of certain shares of our Class A common stock. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the Class A common stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed thereto. Statements contained or incorporated in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. We are required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. Such reports and other information filed by us with the SEC are available free of charge on our website at investor.shakeshack.com when such reports are made available on the SEC's website. The public may read and copy any materials filed by us with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that site is www.sec.gov.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.
The following table indicates the expenses to be incurred in connection with the offer and sale of the securities described in this registration statement, other than any underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the SEC registration fee.

Amount
SEC registration fee	0*
FINRA Filing Fee	—
Accountants' fees and expenses	20,000.00
Legal fees and expenses	10,000.00
Transfer agent's fees and expenses	—
Printing and engraving expenses	—
Miscellaneous	10,000.00
Total expenses	$40,000.00

*	Previously paid in connection with filing of Registration Statement

Item 14. Indemnification of Directors and Officers.
Section 102 of the General Corporation Law of the State of Delaware ("DGCL") permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation provides that no director of the Registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.
Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Our amended and restated certificate of incorporation and bylaws provide indemnification for our directors and officers to the fullest extent permitted by the DGCL. We will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our amended and restated certificate of incorporation and bylaws provide that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.
We have entered into separate indemnification agreements with each of our directors and certain officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law and our amended and restated certificate of incorporation and bylaws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements provide for the advancement or payment of all expenses to the Indemnitee and for the reimbursement to us if it is found that such Indemnitee is not entitled to such indemnification under applicable law and our amended and restated certificate of incorporation and bylaws.
We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.
The Registration Rights Agreement between us and the selling stockholders provides for cross-indemnification in connection with registration of our Class A common stock on behalf of such selling stockholders.
Any underwriting agreements that we may enter into may provide that the underwriters are obligated, under certain circumstances, to indemnify our directors, officers and controlling persons against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
Item 16. Exhibits and Financial Statement Schedules.
(a)    Exhibits.
The exhibit index attached hereto is incorporated herein by reference.
(b)    Financial Statement Schedules.
All schedules have been omitted because the information required to be set forth in the schedules is either not applicable or is shown in the financial statements or notes thereto incorporated by reference herein.
Item 17. Undertakings.
The undersigned hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(A)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(B)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered

(if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(C)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that the undertakings set forth in paragraphs (A), (B) and (C) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A)	If the registrant is relying on Rule 430B:

i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(B)
If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, on this 10th day of March, 2016.

Shake Shack Inc.

By:	/s/ Randy Garutti
Randy Garutti
Chief Executive Officer and Director
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Randy Garutti	Chief Executive Officer and Director	March 10, 2016
Randy Garutti	(Principal Executive Officer)

/s/ Jeff Uttz	Chief Financial Officer	March 10, 2016
Jeff Uttz	(Principal Financial and Accounting Officer)

*	Chairman of the Board of Directors	March 10, 2016
Daniel Meyer

*	Director	March 10, 2016
Jeff Flug

*	Director	March 10, 2016
Evan Guillemin

*	Director	March 10, 2016
Jenna Lyons

*	Director	March 10, 2016
Jonathan D. Sokoloff

*	Director	March 10, 2016
Robert Vivian

*By: /s/ Randy Garutti
Randy Garutti
Attorney-in-fact

EXHIBIT INDEX

Exhibit Number			Incorporated by Reference			Filed Herewith
		Exhibit Description	Form	Exhibit	Filing Date
1.1	*	Form of Underwriting Agreement.	S-1/A	1.1	11/9/2015
3.1	*	Amended and Restated Certificate of Incorporation of Shake Shack Inc., effective February 4, 2015.	8-K	3.1	2/10/2015
3.2	*	Amended and Restated Bylaws of Shake Shack Inc., dated February 4, 2015.	8-K	3.2	2/10/2015
4.1	*	Form of Class A Common Stock Certificate.	S-1/A	4.1	1/28/2015
5.1		Opinion of Proskauer Rose LLP.				#
10.1	*	Third Amended and Restated Limited Liability Company Agreement of SSE Holdings, LLC, dated February 4, 2015 by and among SSE Holdings, LLC and its Members.	8-K	10.3	2/10/2015
10.1.1		Amendment No. 1 to Third Amended and Restated Limited Liability Company Agreement of SSE Holdings, LLC, dated March 7, 2016, but effective as of February 5, 2015.				#
10.2	*	Amended and Restated Management Services Agreement, to be effective as of January 15, 2015, by and between SSE Holdings, LLC and USHG, LLC.	S-1	10.1	12/29/2014
10.3	*	Tax Receivable Agreement, dated February 4, 2015, by and among Shake Shack Inc., SSE Holdings, LLC and each of the Members from time to time party thereto.	8-K	10.1	2/10/2015
10.4	*	Registration Rights Agreement, dated February 4, 2015, by and among Shake Shack Inc. and each other person identified on the schedule of investors attached thereto.	8-K	10.2	2/10/2015
10.4.1	*	Amendment No. 1 to Registration Rights Agreement, dated and effective as of October 8, 2015, by and among Shake Shack Inc., the Continuing SSE Equity Owners and affiliates of the Former SSE Equity Owners.	10-Q	10.2	11/6/2015
10.5	*	Stockholders Agreement, dated February 4, 2015, by and among Shake Shack Inc., SSE Holdings, LLC, and the persons and entities listed on the schedules attached thereto.	8-K	10.4	2/10/2015
10.5.1	*	Amendment No. 1 to Stockholders Agreement, dated and effective as of October 8, 2015, by and among Shake Shack Inc., SSE Holdings, LLC, the Meyer Stockholders, the LGP Stockholders and the SEG Stockholders.	10-Q	10.1	11/6/2015
10.6	*	Third Amended and Restated Credit Agreement, dated January 28, 2015, among SSE Holdings, LLC, each other loan party signatory thereto and JPMorgan Chase Bank, N.A., as administrative agent.	10-K	10.6	3/27/2015
10.7	*	Second Amended and Restated Security Agreement, entered into as of February 18, 2014 by and among SSE Holdings, LLC, each other loan party signatory thereto and JPMorgan Chase Bank, N.A., as administrative agent.	S-1/A	10.6	1/20/2015
10.8	*	Form of Indemnification Agreement entered into between Shake Shack Inc. and each of its directors and officers, effective February 4, 2015.	S-1/A	10.21	1/20/2015
10.9	†*	SSE Holdings, LLC Unit Appreciation Rights Plan.	S-1	10.7	12/29/2014
10.9.1	†*	Amendment No. 1 to the SSE Holdings, LLC Unit Appreciation Rights Plan.	S-1	10.8	12/29/2014
10.9.2	†*	Amendment No. 2 to the SSE Holdings, LLC Unit Appreciation Rights Plan.	S-1	10.9	12/29/2014
10.9.3	†*	Form of Unit Appreciation Right Agreement.	S-1	10.10	12/29/2014
10.10	†*	Shake Shack Inc. 2015 Incentive Award Plan.	S-8	4.4	1/30/2015
10.10.1	†*	Form of employee option agreement under the Shake Shack Inc. 2015 Incentive Award Plan.	S-1/A	10.19	1/20/2015
10.10.2	†*	Form of director option agreement under the Shake Shack Inc. 2015 Incentive Award Plan.	S-1/A	10.20	1/20/2015
10.11	†*	2015 Senior Executive Bonus Plan.	S-1	10.12	12/29/2014
10.12	†*	Employment Agreement, dated as of November 25, 2014, by and between Shake Shack Inc., SSE Holdings, LLC and Randall Garutti.	S-1	10.17	12/29/2014
10.13	†*	Employment Agreement, dated as of December 1, 2014, by and between Shake Shack Inc., SSE Holdings, LLC and Jeff Uttz.	S-1	10.18	12/29/2014
10.14	†*	Special Bonus Agreement by and between Union Square Hospitality Group, LLC and Randall Garutti, entered into on March 11, 2011.	S-1	10.14	12/29/2014

10.14.1	†*	Amendment to Special Bonus Agreement by and between Union Square Hospitality Group, LLC and Randall Garutti, entered into on March 11, 2011, effective as of July 25, 2013.	S-1	10.15	12/29/2014
10.14.2	†*	Assignment and Assumption Agreement, effective as of October 30, 2014, among Union Square Hospitality Group, LLC, Randall Garutti and SSE Holdings, LLC.	S-1	10.16	12/29/2014
10.14.3	†*	Assignment and Assumption Agreement, dated as of January 15, 2015, by and among SSE Holdings, LLC and Shake Shack Inc.	S-1/A	10.22	1/20/2015
21	*	Subsidiaries of Shake Shack Inc.	10-K	21.0	3/27/2015
23.1		Consent of Independent Registered Public Accounting Firm as to Shake Shack Inc.				#
23.2		Consent of Independent Registered Public Accounting Firm as to SSE Holdings, LLC.				#
23.3		Consent of Proskauer Rose LLP (included in Exhibit 5.1).				#
23.4	*	Consent of eSite, Inc., dated October 8, 2015.	S-1	23.4	11/9/2015
24.1	*	Power of Attorney.

#	Filed herewith.

*	Previously filed.

†	Indicates a management contract or compensatory plan or arrangement.